AGREEMENT AND PLAN OF MERGER approved by Tech Laboratories, Inc., a business corporation organized under the laws of the State of New Jersey (“Tech Labs - NJ”), and by its Board of Directors, and approved by Tech Laboratories, Inc., a business corporation organized under the laws of the State of Delaware (“Tech Labs - DE”), and by its Board of Directors.

1. Tech Labs - NJ and Tech Labs - DE shall, pursuant to the provisions of the New Jersey Business Corporation Act and the provisions of the laws of the jurisdiction of organization of Tech Labs - DE, be merged with and into a single corporation, to wit Tech Labs - DE, which shall be the surviving corporation upon the effective date of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the laws of the jurisdiction of its organization. The separate existence of Tech Labs - NJ, which is sometimes hereinafter referred to as the "terminating corporation", shall cease upon the effective date of the merger in accordance with the provisions of the New Jersey Business Corporation Act.

2. The certificate of incorporation of the surviving corporation upon the effective date of the merger in the jurisdiction of its organization shall be the certificate of incorporation of said surviving corporation; and said certificate of incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the laws of the jurisdiction of organization of the surviving corporation.

3. The by-laws of the surviving corporation upon the effective date of the merger in the jurisdiction of its organization will be the by-laws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the laws of the jurisdiction of its organization.

4. The directors and officers in office of the surviving corporation upon the effective date of the merger in the jurisdiction of its organization shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

5. Each issued share of the terminating corporation shall, upon the effective date of the merger, be converted into one share of the surviving corporation. The issued shares of the surviving corporation shall not be converted in any manner, but each said share which is issued as of the effective date of the merger shall continue to represent one issued share of the surviving corporation.

6. The Plan of Merger herein made and approved shall be submitted to the shareholders of the terminating corporation for their approval or rejection in the manner prescribed by the provisions of the New Jersey Business Corporation Act, and the merger of the terminating corporation with and into the surviving corporation shall be authorized in the manner prescribed by the laws of the jurisdiction of organization of the surviving corporation.

7. In the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the terminating corporation in the manner prescribed by the provisions of the New Jersey Business Corporation Act, and in the event that the merger of the terminating corporation with and into the surviving corporation shall have been duly authorized in compliance with the laws of the jurisdiction of organization of the surviving corporation, the terminating corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of New Jersey and of the State of Delaware, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

8. The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation, respectively, are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

9. The effective date of the merger herein provided for in the State of New Jersey shall be July 9, 2007.

10. As of the effective date set forth above, the effect of this Plan of Merger shall be as provided in Section 259 and other applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, upon the effectiveness of this Merger, all the property, rights, privileges, powers and franchises of the non-surviving corporation shall vest in Surviving Corporation, and all debts, liabilities and duties of the non-surviving corporation shall become the debts, liabilities and duties of Surviving Corporation.
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TECH LABORATORIES, INC., a New Jersey Corporation

By: /s/ John King
Name: John King
Title: Chief Executive Officer

TECH LABORATORIES, INC., a Delaware Corporation

By: /s/ John King
Name: John King
Title: Chief Executive Officer